<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
     March 2006
     Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated April 25, 2005, and the Prospectus Supplement dated December 8, 2005.
                                                         Issued: April 28, 2006
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                          INCEPTION-  COMPOUND
                                                                                                           TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005    2006     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %       %         %          %
-------------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7     4.2       32.3       8.3
                                                                     (3 mos.)                    (3 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6)   5.1       65.4       4.3
                 (10 mos.)                                                                       (3 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)   3.4       92.4       9.7
                                               (10 mos.)                                         (3 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)    7.9       12.9       1.7
                                               (10 mos.)                                         (3 mos.)
-------------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
March 2006
Dear Limited Partner:
  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of March 31, 2006 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $13.23   4.45%
                       ---------------------------------
                       Charter MSFCM    $16.54   6.17%
                       ---------------------------------
                       Charter Graham   $19.24   2.83%
                       ---------------------------------
                       Charter Millburn $11.29   2.83%
                       ---------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
  Campbell & Co., Inc., the trading advisor of Charter Campbell ("Campbell & Co.") has notified Demeter Management Corporation ("Demeter"), the general partner of Charter Campbell, that effective May 1, 2006, it will no longer accept any additional funds for management from Morgan Stanley Charter Campbell L.P. ("Charter Campbell"). As a result, effective May 1, 2006, Demeter will no longer accept any subscriptions for units of limited partnership interest ("Unit(s)") in Charter Campbell nor any exchanges from other Charter series of funds for Units of Charter Campbell.
  While no subscriptions or exchanges for Units of Charter Campbell will be accepted after the April 30 month-end closing, Demeter will continue to operate Charter Campbell and Campbell & Co. will continue to trade Charter Campbell's assets in accordance with the terms of the Management Agreement by and among Charter Campbell, Demeter, and Campbell & Co. Limited Partners of Charter Campbell will continue to be able to redeem their Units of Charter Campbell and exchange their Units of Charter Campbell for Units in other Charter series of funds at any month-end closing.
  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Ave., 8/th/ Floor, New
York, NY 10017, or your Morgan Stanley Financial Advisor.
  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.
Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.
                      This page intentionally left blank.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                    [CHART]
                       Month ended            YTD ended
                     March 31, 2006        March 31, 2006
                    -----------------     -----------------
Currencies                1.24%                 0.45%
Interest Rates            0.98%                 0.69%
Stock Indices             0.92%                 2.76%
Energies                  1.02%                 0.32%
Metals                    0.58%                 0.96%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Long U.S. dollar positions relative to the Japanese yen, New Zealand dollar, and the Canadian dollar recorded gains as the value of the U.S. dollar moved higher against these currencies amid expectations that the U.S. Federal Reserve would continue lifting U.S. interest rates to fend off inflation. In addition, the value of the New Zealand dollar was pulled lower on negative economic data out of that country, while the Canadian dollar decreased on sentiment that the Bank of Canada has reached the end of its rate increases and news that the Canadian economy edged up 0.2 percent in January, a pace slower than that of the previous three months.
..  Within the energy markets, long positions in crude oil and heating oil resulted in gains as prices strengthened early in the month fueled by supply fears amid news of geopolitical tensions in Nigeria and Iran. Prices then continued to move higher towards the end of the month on concerns regarding the possibility of economic sanctions by the United Nations against Iran, one of the world's largest oil producers.
..  In the global interest rate sector, short positions in U.S. fixed-income futures experienced gains as prices continued to trend lower amid strength in the equity markets and generally strong economic data across the U.S., the European Union, and Japan. Also significantly contributing to lower prices was investor speculation that U.S. interest rates will continue to rise.
MORGAN STANLEY CHARTER CAMPBELL L.P.
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)
..  In the global stock indices, long positions in U.S., European, and Japanese, equity index futures experienced gains as prices moved higher throughout the month on global mergers and acquisition news, and strength in the technology sector. In addition, Japanese equity prices benefited from news that commercial land prices in Japan's major metropolitan areas staged their first meaningful price increase since the 1990s and general investor sentiment that the full recovery of the Japanese economy is underway.
..  In the metals markets, long futures positions in copper and zinc resulted in gains as prices advanced on a strong U.S. manufacturing survey from the Institute of Supply Management and news that China's pace of industrial production remains strong. Further supporting copper prices was news of a strike at a copper mine in Mexico.
MORGAN STANLEY CHARTER MSFCM L.P.
                                    [CHART]
                       Month ended            YTD ended
                     March 31, 2006        March 31, 2006
                    -----------------     -----------------
Currencies                -0.25%               -2.34%
Interest Rates             5.23%                1.24%
Stock Indices              2.47%                5.57%
Energies                  -1.36%               -1.53%
Metals                     0.78%                2.44%
Agriculturals             -0.46%                0.62%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate sector, gains were recorded from short positions in U.S., European, and Japanese interest rate futures as global bond prices continued to trend lower amid strength in regional equity markets and generally strong economic data across the U.S., the European Union, and Japan. Also significantly contributing to lower prices was higher interest rates in the U.S. and the European Union, as well as the belief that Japan may follow suit by raising interest rates and effectively ending its "ultra-easy" monetary policy.
..  In the global stock indices, long positions in Australian, Japanese, and
   European equity index futures experienced gains as prices moved higher throughout the month on global mergers and strength in the technology sector. Furthermore, strong natural resource stocks buoyed the value of Australian stocks, while Japanese equity prices benefited from news that commercial land prices in Japan's major metropolitan areas staged their first meaningful price increase since the 1990s and general investor sentiment that the full recovery of the Japanese economy is underway.
MORGAN STANLEY CHARTER MSFCM L.P.
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)
..  In the metals markets, long positions in copper futures recorded gains as prices continued to advance on a strong U.S. manufacturing survey from the Institute of Supply Management and news that China's pace of industrial production remains strong. Further supporting copper prices was news of a strike at a copper mine in Mexico. Additional gains were experienced from long positions in silver futures as prices approached a 22-year high on hopes that a silver-backed Exchange Traded Fund would soon launch and create greater investment interest in the metal.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  Within the energy markets, short positions in crude oil futures resulted in losses as prices strengthened early in the month on supply fears fueled by news of geopolitical tensions in Nigeria and Iran. Prices then continued to move higher towards the end of the month on concerns regarding the possibility of economic sanctions by the United Nations against Iran, one of the world's largest oil producers.
..  Within the agricultural markets, losses were experienced from long positions in wheat and corn futures as prices fell on forecasts for above-average rainfall in U.S. growing regions.
..  In the currency sector, long U.S. dollar positions relative to the Swiss franc recorded losses as the value of the franc reversed higher in tandem with European currencies after the release of generally positive economic data from the euro-zone reinforced expectations that European interest rates would continue to rise. Additional losses were incurred from short positions in the South African rand relative to the U.S. dollar as the value of the rand moved higher after the South African government released a report stating that the country has attracted foreign banks and investors in recent years, because political and economic stability has settled in some of the region's troubled countries.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                       Month ended           YTD ended
                     March 31, 2006        March 31, 2006
                    -----------------     -----------------
Currencies                -1.79%               -3.10%
Interest Rates             4.08%                2.57%
Stock Indices              1.15%                5.23%
Energies                  -0.75%               -0.41%
Metals                     0.08%                0.21%
Agriculturals             -0.14%               -0.60%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate sector, gains were recorded from short positions in U.S., European, and Japanese interest rate futures as global bond prices continued to trend lower amid strength in regional equity markets and generally strong economic data across the U.S., the European Union, and Japan. Also significantly contributing to lower prices was higher interest rates in the U.S. and the European Union, as well as the belief that Japan may follow suit by raising interest rates and effectively ending its "ultra-easy" monetary policy.
..  In the global stock indices, long positions in Japanese and European equity index futures experienced gains as prices moved higher throughout the month on global mergers and acquisition news, and strength in the technology sector. In addition, Japanese equity prices benefited from news that commercial land prices in Japan's major metropolitan areas staged their first meaningful price increase since the 1990s and general investor sentiment that the full recovery of the Japanese economy is underway.
..  In the metals markets, long futures positions in copper and zinc resulted in gains as prices advanced on a strong U.S. manufacturing survey from the Institute of Supply Management and news that China's pace of industrial production remains strong. Further supporting copper prices was news of a strike at a copper mine in Mexico.
MORGAN STANLEY CHARTER GRAHAM L.P.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency sector, losses were experienced from long U.S. dollar positions relative to the euro and the Swiss franc as European currencies reversed higher after the release of generally positive economic data from the euro-zone reinforced expectations that European interest rates would continue to rise. Additional losses were recorded from long positions in the Canadian dollar against the U.S. dollar as the value of the Canadian dollar decreased on sentiment that the Bank of Canada has reached the end of its rate increases and news that the Canadian economy edged up 0.2 percent in January, a pace slower than that of the previous three months. The value of the U.S. dollar continued to move lower against the euro and Swiss franc towards the end of the month on investor concern regarding the enormous U.S. dollar trade deficit, rumors that several Middle Eastern governments may shift reserves away from the U.S. currency, and speculation that the U.S. Central Bank was near the peak of its cycle on raising interest rates. Elsewhere in the currency markets, losses were incurred from long positions in the Mexican peso as the value of the peso weakened against the U.S.
   dollar on political uncertainty in Mexico.
..  Within the energy markets, short positions in crude oil futures resulted in losses as prices increased early in the month on supply fears fueled by news of geopolitical tensions in Nigeria and Iran. Prices then continued to move higher towards the end of the month on concerns regarding the possibility of economic sanctions by the United Nations against Iran, one of the world's largest oil producers.
..  Within the agricultural markets, losses were experienced from long positions in wheat futures as prices fell on forecasts for above-average rainfall in U.S. growing regions.
MORGAN STANLEY CHARTER MILLBURN L.P.
                                    [CHART]
                       Month ended             YTD ended
                     March 31, 2006        March 31, 2006
                    -----------------     -----------------
Currencies               -2.74%                -3.66%
Interest Rates            1.66%                 2.15%
Stock Indices             2.42%                 6.53%
Energies                 -0.12%                -0.25%
Metals                    1.56%                 3.96%
Agriculturals             0.28%                 0.14%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global stock indices, long positions in Australian, Japanese, and
   European equity index futures experienced gains as prices moved higher throughout the month on global mergers and strength in the technology sector. Furthermore, strong natural resource stocks buoyed the value of the Australian stocks, while Japanese equity prices benefited from news that commercial land prices in Japan's major metropolitan areas staged their first meaningful price increase since the 1990s and general investor sentiment that the full recovery of the Japanese economy is underway. Elsewhere in the global stock index markets gains were recorded from long positions in South African equity index futures as prices moved higher after the South African government released a report stating that the country has attracted foreign banks and investors in recent years, because political and economic stability has settled in some of the region's troubled countries.
..  In the global interest rate sector, short positions in U.S. and European interest rate futures recorded gains as prices continued to lower amid strength in regional equity markets and generally strong economic data across the U.S., the European Union, and Japan. Also significantly contributing to lower prices was the belief that U.S. and the European interest rates will continue to rise.
MORGAN STANLEY CHARTER MILLBURN L.P.
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)
..  In the metals markets, long futures positions in copper and zinc experienced gains as prices advanced on a strong U.S. manufacturing survey from the Institute of Supply Management and news that China's pace of industrial production remains strong. Further supporting copper prices was news of a strike at a copper mine in Mexico. Additional gains were experienced from long positions in silver futures as prices approached a 22-year high on hopes that a silver-backed Exchange Traded Fund would soon launch and create greater investment interest in the metal.
..  Within the agricultural markets, short positions in lean hog futures recorded gains as prices weakened amid concern for Foot-and-Mouth disease tainted inventories. Further gains resulted from short positions in cotton futures as prices trended lower on light demand.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency sector, losses were recorded from long positions in the
   Mexican peso versus the U.S. dollar as the value of the peso weakened on political uncertainty in Mexico. Elsewhere in the currency markets, losses during the month were experienced from short positions in the euro against the U.S. dollar, Canadian dollar, Polish zloty, and the British pound as the value of the euro reversed higher against most of its major rivals after the release of generally positive economic data from the euro-zone reinforced expectations that European interest rates would continue to rise. Additional losses were incurred from short positions in the Norwegian krone relative to the U.S. dollar as the value of the krone moved higher in tandem with the euro. Finally, losses were experienced from long positions in the Canadian dollar against the U.S. dollar as the value of the Canadian dollar decreased on sentiment that the Bank of Canada has reached the end of its rate increases and news that the Canadian economy edged up 0.2 percent in
   January, a pace slower than that of the previous three months.
..  Within the energy markets, short positions in unleaded gasoline futures resulted in losses as prices strengthened early in the month on supply fears fueled by news of geopolitical tensions in Nigeria and Iran. Prices then continued to move higher towards the end of the month on concerns regarding the possibility of economic sanctions by the United Nations against Iran, one of the world's largest oil producers.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED MARCH 31, 2006 (UNAUDITED)

                                    Morgan Stanley              Morgan Stanley             Morgan Stanley
                                 Charter Campbell L.P.        Charter MSFCM L.P.         Charter Graham L.P.
                              --------------------------  -------------------------  --------------------------
                                           Percentage of              Percentage of               Percentage of
                                           March 1, 2006              March 1, 2006               March 1, 2006
                                             Beginning                  Beginning                   Beginning
                                Amount    Net Asset Value   Amount   Net Asset Value   Amount    Net Asset Value
                              ----------  --------------- ---------  --------------- ----------  ---------------
                                  $              %            $             %            $              %
INVESTMENT INCOME
  Interest income (Note 2)     1,561,730        .39         547,966        .40        1,519,077        .37
                              ----------       ----       ---------       ----       ----------       ----
EXPENSES
  Brokerage fees (Note 2)      2,009,521        .50         683,419        .50        2,065,818        .50
  Management fees (Note 2&3)     887,538        .22         227,807        .17          688,606        .17
                              ----------       ----       ---------       ----       ----------       ----
   Total Expenses              2,897,059        .72         911,226        .67        2,754,424        .67
                              ----------       ----       ---------       ----       ----------       ----
NET INVESTMENT LOSS           (1,335,329)      (.33)       (363,260)      (.27)      (1,235,347)      (.30)
                              ----------       ----       ---------       ----       ----------       ----
TRADING RESULTS
Trading profit (loss):
  Realized                    (3,752,419)      (.93)      4,718,944       3.45         (934,195)      (.22)
  Net change in unrealized    22,953,316       5.71       4,081,948       2.99       13,853,874       3.35
                              ----------       ----       ---------       ----       ----------       ----
   Total Trading Results      19,200,897       4.78       8,800,892       6.44       12,919,679       3.13
                              ----------       ----       ---------       ----       ----------       ----
NET INCOME                    17,865,568       4.45       8,437,632       6.17       11,684,332       2.83
                              ==========       ====       =========       ====       ==========       ====

                                    Morgan Stanley
                                Charter Millburn L.P.
                              -------------------------
                                          Percentage of
                                          March 1, 2006
                                            Beginning
                                Amount   Net Asset Value
                              ---------  ---------------
                                  $             %
INVESTMENT INCOME
  Interest income (Note 2)      182,504         .39
                              ---------       -----
EXPENSES
  Brokerage fees (Note 2)       234,235         .50
  Management fees (Note 2&3)     78,079         .17
                              ---------       -----
   Total Expenses               312,314         .67
                              ---------       -----
NET INVESTMENT LOSS            (129,810)       (.28)
                              ---------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                     (538,352)      (1.15)
  Net change in unrealized    1,993,252        4.26
                              ---------       -----
   Total Trading Results      1,454,900        3.11
                              ---------       -----
NET INCOME                    1,325,090        2.83
                              =========       =====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED MARCH 31, 2006 (UNAUDITED)

                            MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                         CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                   CHARTER GRAHAM L.P.
                 ------------------------------------- ------------------------------------ -------------------------------------
                      UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT
                 --------------  -----------  -------- -------------  -----------  -------- --------------  -----------  --------
                                      $          $                         $          $                          $          $
Net Asset Value,
 March 1, 2006   31,724,228.158  401,904,100   12.67   8,773,600.860  136,683,871   15.58   22,078,206.732  413,163,601   18.71
Net Income             --         17,865,568     .56         --         8,437,632     .96         --         11,684,332     .53
Redemptions        (476,601.552)  (6,305,439)  13.23    (358,388.608)  (5,927,748)  16.54     (529,389.116) (10,185,447)  19.24
Subscriptions     1,405,948.077   18,600,693   13.23      48,331.053      799,396   16.54      455,774.978    8,769,110   19.24
                 --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 March 31, 2006  32,653,574.683  432,064,922   13.23   8,463,543.305  139,993,151   16.54   22,004,592.594  423,431,596   19.24
                 ==============  ===========           =============  ===========           ==============  ===========

                           MORGAN STANLEY
                        CHARTER MILLBURN L.P.
                 -----------------------------------
                     UNITS        AMOUNT    PER UNIT
                 -------------  ----------  --------
                                    $          $
Net Asset Value,
 March 1, 2006   4,266,549.591  46,846,995   10.98
Net Income             --        1,325,090     .31
Redemptions       (123,732.169) (1,396,936)  11.29
Subscriptions       48,362.711     546,015   11.29
                 -------------  ----------
Net Asset Value,
 March 31, 2006  4,191,180.133  47,321,164   11.29
                 =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," or the "Trading Advisor"), Demeter, Morgan Stanley DW, MS & Co.,
MSIL, MSCG, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from
MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
  Effective May 1, 2006, Charter Campbell will no longer accept any subscriptions for Units in the Partnership.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.
  Effective May 1, 2006, Charter Campbell will no longer accept any exchanges of Units from any other Charter Series Fund for Units of Charter Campbell. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
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